Exhibit 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Alleghany Corporation:
We consent to the incorporation by reference in the registration statement No. 333-127309, 333-37237, and 333-76159 on Forms S-8 and Nos. 33-55707, 33-62477, 333-09881, 333-13971 and 333-134996 on Forms S-3 of Alleghany Corporation of our reports dated February 25, 2008, with respect to the consolidated balance sheets of Alleghany Corporation as of December 31, 2007 and 2006, and the related consolidated statements of earnings and comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2007, and all related financial statements schedules, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of Alleghany Corporation.

/s/  KPMG LLP

New York, New York
February 25, 2008